Exhibit 99.2

June 2, 2017

Board of Directors

Transaction Committee of the Board of Directors

Navig8 Product Tankers Inc.

2nd Floor, Kinnaird House

1 Pall Mall East, London SW1Y 5AU

Re:	Initially Filed Registration Statement on Form F-4 (the “Registration Statement”)
of Scorpio Tankers Inc.

Members of the Board of Directors and

Members of the Transaction Committee of the Board of Directors:

Reference is made to our opinion letter, dated May 22, 2017 (“Opinion Letter”), with respect to the fairness to the holders of shares of common stock of Navig8 Product Tankers Inc. (the “Company”), from a financial point of view, of the Consideration (as defined in the Opinion Letter) to be received by such holders in the Merger (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company and the Transaction Committee of the Board of Directors of the Company, in their capacities as such, in connection with and for the purposes of their evaluation of the Merger. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of PJT Partners”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the NPTI Board of Directors; NPTI’s Reasons for the Merger”, “The Merger—Opinion of PJT Partners”, and to the inclusion of the Opinion Letter in the proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors of the Company, including the Transaction Committee of the Board of Directors of the Company or any other committee thereof, or the Company without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP